Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “Amendment”) is made and entered into as of July 17, 2023, by and among Home Plate Acquisition Corporation, a Delaware corporation (“SPAC”), and Heidmar Inc., a company organized and existing under the laws of Marshall Islands (the “Company”).

WHEREAS, SPAC and the Company are party to that certain Business Combination Agreement, dated as of March 19, 2023 (the “BCA”);

WHEREAS, Section 13.8 of the BCA permits amendment of the BCA by execution of a written instrument signed by each of SPAC and the Company; and

WHEREAS, SPAC and the Company, desire to amend the BCA as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.

2.
Amendments to BCA. The BCA is hereby amended and modified in the following manner:

(a)
Recitals.

i)
The recitals of the BCA are hereby amended by adding the following paragraph immediately after the first recital:

“WHEREAS, Holdings has caused to be formed (i) a company organized and existing under the laws of the Marshall Islands as a direct, wholly owned subsidiary of Holdings (“Intermediate 1”) and (ii) a company organized and existing under the laws of the Marshall Islands as a direct, wholly-owned Subsidiary of Intermediate 1 (“Intermediate 2” and together with Intermediate 1, the “Intermediate Companies”);”

ii)
The third recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety amended as follows:

“WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of Intermediate 2;”

iii)
The seventh recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety as follows:

“WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into SPAC (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity and a wholly owned direct subsidiary of Intermediate 2 and (ii) each issued and outstanding SPAC Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration, and (b) immediately before the Merger Effective Time, the Company Shareholders will transfer all of the outstanding Company Shares to Holdings the consideration for which will be (x) the issuance of new Holdings Common Shares by Holdings and (y) the issuance of the Earnout Shares by Holdings subject to the terms of and in accordance with Section 2.4 (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;”

iv)
The fourteenth recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety as follows:

“WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and Holdings (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by Intermediate 2 (as the sole shareholder of Merger Sub);”

v)
The fifteenth recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended by replacing “Holdings” with “Intermediate 2”.

(b)
Merger.  Section 1.1 of the BCA is hereby amended by replacing “Holdings” with “Intermediate 2”.

(c)
Tax Consequences.  Section 1.13 of the BCA is hereby deleted in its entirety and removed from the BCA and any subsequent numbering of sections in the table of contents or throughout the BCA itself shall be updated accordingly.

(d)
Closing.  The second sentence of Section 3.1 of the BCA is hereby amended by replacing “following” with “prior to”.

(e)
Taxes and Returns.  Section 4.10(j) of the BCA is hereby deleted in its entirety and removed from the BCA.

(f)
Capitalization.  Section 5.5 of the BCA is hereby amended and restated in its entirety to read as follows:

“Capitalization.  As of the date hereof and as of immediately prior to the Closing, Holdings is authorized to issue a further maximum of 100 Holdings Common Shares and no preference shares. As of the date hereof, Holdings has 100 Holdings Common Shares issued and outstanding, which are owned by the Company. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than (a) its direct ownership of equity interests of Intermediate 1 and (b) its indirect ownership of equity interests of Intermediate 2 and Merger Sub.”

(g)
Taxes.  Section 5.9 of the BCA is hereby deleted in its entirety and removed from the BCA and any subsequent numbering of sections in the table of contents or throughout the BCA itself shall be updated accordingly.

(h)
Taxes and Returns.  Section 6.14(p) of the BCA is hereby deleted in its entirety and removed from the BCA.

(i)
Preparation and Delivery of Additional Company Financial Statements.  Section 8.6 of the BCA is hereby amended and restated in its entirety to read as follows:

“Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (a) the audited consolidated balance sheet of the Company and the Target Companies as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Target Companies for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”) not later than June 30, 2023 (such date, the “Financial Statement Delivery Date”) and (b) any other financial statements of the Company and the Target Companies required to be delivered by applicable Law in connection with the Registration Statement, as promptly as practicable.”

(j)
Tax Matters.

i)
Section 8.14(a) of the BCA is hereby amended and restated in its entirety to read as follows:

“Tax Treatment. For U.S. federal income tax purposes (and any corresponding state or local Tax purposes), it is intended that an exchange of stock or securities of SPAC for stock or securities of Holdings in connection with the Merger be treated as a taxable exchange governed by Section 1001 of the Code. SPAC, Holdings, Merger Sub, the Company and the Sponsor hereby agree to file all applicable Tax Returns on a basis consistent with such intended tax treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, Holdings and the Company shall deliver to Latham & Watkins LLP (“Latham”) and Seward & Kissel LLP (“S&K”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if such Tax opinion is required by the SEC with respect to the Merger, Holdings shall request Latham to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger, and if such Tax opinion is required by the SEC with respect to the Share Acquisition, the Company shall request S&K to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Share Acquisition.  Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for a particular Tax treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC).  The covenants contained in this Section 8.14(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.”

ii)
Section 8.14(b) of the BCA is hereby amended and restated in its entirety to read as follows:

“Tax Cooperation. Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).”

iii)
Section 8.14(c) of the BCA is hereby deleted in its entirety and removed from the BCA.

(k)
Termination.  Section 11.1(e) of the BCA is hereby amended and restated in its entirety to read as follows:

“by written notice by the Company to SPAC on (or within three Business Days after) July 31, 2023 (the “Company Termination Notice Date”), if (and only if), prior to such date, the Company has conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts the Company has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to the Company prior to the Outside Date.  The Company’s termination right pursuant to this Section 11.1(e) shall expire three Business Days after the Company Termination Notice Date and the Company shall have no further right to terminate this Agreement pursuant to this Section 11.1(e);”

(l)
Fees and Expenses.  Section 11.3 of the BCA is hereby amended and restated in its entirety to read as follows:

“Fees and Expenses. Subject to Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, provided that each of SPAC and the Company agree to split evenly all of the fees, costs and expenses of Holdings incurred in connection with the Transactions prior to the Closing or earlier termination of the Business Combination in accordance with the terms of this Agreement. Subject to the foregoing, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, Holdings shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.”

(m)
Governing Law; Jurisdiction.  Section 13.4 of the BCA is hereby amended and restated in its entirety to read as follows:

“Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.”

(n)
Definitions.  The following definitions in Section 14.1 of the BCA is hereby amended and restated in its entirety to read as follows:

i)
““Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Athens, Greece, are authorized to close for business.”

ii)
““Company Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading Limited, a United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, (t) Sea Otter Tankers Inc., a Marshall Islands corporation, and (u) Heidmar DMCC, a company with limited liability registered in Dubai, United Arab Emirates.”

(o)
Section Reference Additions.  The following section references are hereby added to Section 14.2 of the BCA in alphabetical order:

i)
“Intermediate 1 ……………………………Preamble”

ii)
“Intermediate 2 ……………………………Preamble”

iii)
“Intermediate Companies …………………Preamble”

(p)
Section Reference Deletions.  The following section references in Section 14.2 of the BCA are hereby deleted and removed from the BCA in their entirety:

i)
“GRA……………………………………………1.13”

ii)
“Holdings 5% Shareholder…………………..8.14(c)”

iii)
“Intended Tax Treatment…...…………………..1.13”

(q)
Exhibit D-2.  Section 1(b) of Exhibit D-2 to the BCA is hereby amended to include a new clause (xii) as follows:  “and (xii) in the event that Holder determines it is reasonably necessary to satisfy tax obligations of Holder or its direct or indirect equity holders incurred in connection with the transactions contemplated by the Business Combination Agreement, Holder may Transfer up to 550,000 Restricted Securities”.

3.
Ratification. Except as modified by this Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to March 19, 2023.

4.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5.
Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.

SPAC:
HOME PLATE ACQUISITION CORPORATION
By:	/s/ Dan Ciporin
Name:	Dan Ciporin
Title:	Chief Executive Officer

Company:
HEIDMAR INC.
By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer